UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 15, 2023

Lumen Technologies, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	001-7784	72-0651161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 CenturyLink Drive
Monroe, Louisiana	71203
(Address of principal executive offices)	(Zip Code)

(318) 388-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of any registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered by registrant pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $1.00 per share	LUMN	New York Stock Exchange
Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether any registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 3.03 below is incorporated by reference into this Item 1.01.

Item 3.03	Material Modification to Rights of Security Holders.

On November 15, 2023, Lumen Technologies, Inc. (“Lumen” or the “Company”) entered into that certain Second Amended and Restated Section 382 Rights Agreement (the “Restated Plan”) to be effective as of December 1, 2023, which amended and restated the Company’s Amended and Restated Section 382 Rights Agreement, dated as of May 9, 2019, as amended effective December 1, 2020 (as amended through such date, the “2019 Plan”), between the Company and Computershare Trust Company, N.A., as rights agent.

The Restated Plan, which has been unanimously approved by Lumen’s Board of Directors, (1) extends the expiration date of the 2019 Plan from December 1, 2023 to December 1, 2026, (2) provides for early termination of the Restated Plan if the Company fails to obtain shareholder approval thereof by December 1, 2024, (3) reduces the purchase price from $28 to $9 per one ten-thousandth of a preferred share, (4) removes certain provisions specific to a former shareholder of the Company and its affiliates and (5) reflects certain minor updates and clarifying or ministerial changes. Otherwise, the Restated Plan retains the other terms and provisions of the 2019 Plan, including certain other specified early termination events.

The amendment and restatement of the 2019 Plan is intended to protect the Company’s federal net operating loss carryforwards (“NOLs”), which for U.S. federal income tax purposes can be used to offset future taxable income. Despite the extension of the expiration date, the Company cannot provide assurance as to whether, when or in what amounts it will be able to use its NOL carryforwards. The Restated Plan serves only as a deterrent through the threat of dilution, not a prohibition, to share accumulations that could result in the occurrence of an “ownership change” as defined under Section 382 of the Internal Revenue Code. Any such “ownership change” would substantially limit the Company’s ability to use its NOL carryforwards to reduce anticipated future tax payments.

Both the adoption and 2020 amendment of the 2019 Plan were approved by the Company’s shareholders in 2019 and 2021 by approximately 90% of the votes cast. The Company intends to submit the Restated Plan for approval by the Company’s shareholders at the Company’s 2024 Annual Meeting of Shareholders. As noted above, if shareholder approval of the Restated Plan is not obtained by December 1, 2024, the Restated Plan would terminate on such date.

The foregoing summary description of the amendment and restatement of the 2019 Plan is intended to provide a general description only, does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Plan, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. Copies of the 2019 Plan (including its 2020 amendment) can be obtained by accessing the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Item 8.01	Other Events.

Additional information about the amendment and restatement of the 2019 Plan is contained in Lumen’s press release issued on November 20, 2023, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Forward Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this Current Report on Form 8-K and the press release attached hereto, including statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “intends,” “will” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to the risk factors in the Company’s reports filed with the U.S. Securities and Exchange Commission. You should be aware that new factors may emerge from time-to-time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. Unless legally required, the Company undertakes no obligation and expressly disclaims any such obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

4.1	Second Amended and Restated Section 382 Rights Agreement by and between Lumen Technologies, Inc. and Computershare Trust Company, N.A., dated as of November 15, 2023.

99.1	Press Release of Lumen, dated November 20, 2023.

104	Cover page formatted as Inline XBRL and contained in Exhibit 101.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Lumen Technologies, Inc. has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned officer hereunto duly authorized.

LUMEN TECHNOLOGIES, INC.

Dated: November 20, 2023	By:	/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President, General Counsel and Secretary